Exhibit 4.1         Execution

FOURTH AMENDMENT TO CREDIT AGREEMENT
This FOURTH AMENDMENT TO CREDIT AGREEMENT (this “Amendment”), made and entered into as of June 20, 2019, is by and between PARK NATIONAL CORPORATION, a corporation organized under the laws of the State of Ohio (the “Borrower”), and U.S. BANK NATIONAL ASSOCIATION, a national banking association (the “Bank”).
RECITALS
1.The Bank and the Borrower entered into a Credit Agreement dated as of May 18, 2016, a First Amendment to Credit Agreement entered into as of June 15, 2017, a Second Amendment to Credit Agreement entered into as of May 17, 2018, and a Third Amendment to Credit Agreement entered into as of June 22, 2018 (as amended, the “Credit Agreement”); and
2.    The Borrower desires to amend certain provisions of the Credit Agreement, and the Bank has agreed to make such amendments, subject to the terms and conditions set forth in this Amendment.
AGREEMENT
NOW, THEREFORE, for good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto hereby covenant and agree to be bound as follows:
Section 1.Capitalized Terms. Capitalized terms used and not otherwise defined herein shall have the meanings assigned to them in the Credit Agreement, unless the context otherwise requires.
Section 2.    Amendments. The Credit Agreement is hereby amended as follows:
2.1.    Section 1.1 – Definitions. Section 1.1 of the Credit Agreement is amended by amending the definitions of “Applicable Margin,” “Fixed Charge Coverage Ratio,” “Loan Documents,” “Note,” “Obligations,” “Revolving Commitment Amount” and “Revolving Loan Maturity Date” in their entireties to read as follows:
“Applicable Margin”: Means 1.50% in the case of the Revolving Loans and 1.65% in the case of the Term Loan.
“Fixed Charge Coverage Ratio”: As of the last day of any fiscal quarter, in each case with respect to the four fiscal quarters ending on such date, the ratio of:
(a)    the sum of (i) Net Income of the Borrower, plus (ii) non-cash charges or expenses of the Borrower, including depreciation and amortization, exclusive of non-cash charges or expenses of the Borrower’s Subsidiaries, plus (iii) Interest Expense of the Borrower, exclusive of Interest Expense of the Borrower’s Subsidiaries, plus (iv) one-time losses of the Borrower associated with Acquisitions or dispositions of assets, minus (v) Restricted Payments paid by the Borrower to its

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shareholders, minus (vi)  non-cash income of the Borrower, minus (vii) one-time gains of the Borrower associated with Acquisitions or dispositions of assets to
(b)    the sum of (i) Interest Expense of the Borrower exclusive of Interest Expense of the Borrower’s Subsidiaries, plus (ii) all required principal payments made on Indebtedness of the Borrower exclusive of principal payments by the Borrower’s Subsidiaries, plus (iii) one-fifth of the Revolving Commitment Amount as of such date;
determined with respect to the Borrower, on a consolidated basis with its Subsidiaries except as noted above, in accordance with GAAP by reference to the FRY-9LP reports filed by the Borrower and its Subsidiary Banks with any Bank Regulatory Authority.
“Loan Documents”: This Agreement and the Notes.
“Note” or “Notes”: Separately, the Revolving Note or the Term Note, without distinction, and collectively, the Revolving Note and the Term Note.
“Obligations”: The Borrower’s obligations in respect of the due and punctual payment of principal and interest on the Notes when and as due, whether by acceleration or otherwise and all fees, expenses, indemnities, reimbursements and other obligations of the Borrower under this Agreement (including Revolving Commitment Fees) or any other Loan Document, and the Rate Protection Obligations, in all cases whether now existing or hereafter arising or incurred.
“Revolving Commitment Amount”: $15,000,000.
“Revolving Loan Maturity Date”: June 21, 2020.
Section 1.1 of the Credit Agreement is further amended by adding thereto the following definitions in proper alphabetical order:
“Beneficial Ownership Certification”: A certification regarding beneficial ownership as required by the Beneficial Ownership Regulation.
“Beneficial Ownership Regulation”: 31 C.F.R. § 1010.230.
“Commitments”: The Revolving Commitment and the Term Loan Commitment.
“Fourth Amendment”: That certain Fourth Amendment to Credit Agreement made by and between the Borrower and the Bank and dated as of June 20, 2019.

“Loan”: Separately, a Revolving Loan or the Term Loan, without distinction, and collectively, the Revolving Loans and the Term Loan.
“New York Banking Day”: As defined in Section 2.4(a).
“Revolving Note”: The promissory note of the Borrower in the form of Exhibit A-1, evidencing the obligation of the Borrower to repay the Revolving Loans.
“Term Loan ”: As defined in Section 2.1(b)
“Term Loan Commitment”: The agreement of the Bank to make the Term Loan to the Borrower in an aggregate principal amount outstanding at any time not to exceed the Term Loan Commitment Amount upon the terms and subject to the conditions and limitations of this Agreement.
“Term Loan Commitment Amount”: $50,000,000.
“Term Loan Maturity Date ”: June 20, 2022.
“Term Loan Termination Date”: The earlier of (a) the Term Loan Maturity Date, and (b) the date on which the Term Note is accelerated pursuant to Section 7.2.
“Term Note ”: A promissory note of the Borrower in the form of Exhibit A-2 evidencing the obligation of the Borrower to repay the Term Loan, as the same may be amended, restated or otherwise modified from time to time
2.2.    Section 1.4 – Definitional Terms Section 1.4 of the Credit Agreement is amended by changing the word “Note” in the last sentence thereof to “Notes.”
2.3.    Section 2.1 – Commitments Section 2.1 of the Credit Agreement is amended in its entirety to read as follows:
Section 2.1 Lending Commitments. On the terms and subject to the conditions hereof, the Bank agrees to make available to the Borrower the following credit facilities:
(a)    Revolving loans (each, a “Revolving Loan” and, collectively, the “Revolving Loans”) on a revolving basis at any time and from time to time from the Closing Date to the Termination Date, during which period the Borrower may borrow, repay and re-borrow in accordance with the provisions hereof, provided, the unpaid principal amount of outstanding Revolving Loans shall not at any time exceed the Revolving Commitment Amount.
(b)    On the effective date of the Fourth Amendment, a term loan (“Term Loan”) equal to the Term Loan Commitment Amount. Upon the disbursement of Term Loan to the Borrower, the Bank’s obligation to disburse any additional principal amount of the Term Loan Commitment shall expire. Amounts paid or prepaid on the Term Loan may not be reborrowed.
2.4.    Section 2.3 – Promissory Notes. Section 2.3 of the Credit Agreement is amended in its entirety to read as follows:
Section 2.3.    Notes. The Revolving Loans shall be evidenced by the Revolving Note payable to the order of the Bank in a principal amount equal to the Revolving Commitment Amount originally in effect. The Term Loan shall be evidenced by the Term Note payable to the order of the Bank in a principal amount equal to the Term Loan Commitment Amount originally in effect. The Bank shall enter in its ledgers and records the amount of each Loan, converted or continued and the payments made thereon, and the Bank is authorized by the Borrower to enter on a schedule attached to the applicable Note, as appropriate, a record of such Loan and payments; provided, however that the failure by the Bank to make any such entry or any error in making such entry shall not limit or otherwise affect the obligation of the Borrower hereunder and on the Notes, and, in all events, the principal amounts owing by the Borrower in respect of the Revolving Note shall be the aggregate amount of all Revolving Loans made by the Bank less all payments of principal thereof made by the Borrower, and the principal amounts owing by the Borrower in respect of the Term Note shall be the amount of the Term Loan less all payments of principal thereof made by the Borrower.
2.5.    Section 2.4 – Interest Rate. Section 2.4 of the Credit Agreement is amended in its entirety to read as follows:
Section 2.4 Interest Rates.
(a)    Interest Rate on the Revolving Loans. Interest on each Revolving Loan shall accrue at an annual rate equal to the Applicable Margin plus the greater of (i) zero percent (0.0%) and (ii) the one-month LIBOR rate quoted by the Bank from Reuters Screen LIBOR01 Page or any successor thereto, which shall be that one-month LIBOR rate in effect two New York Banking Days prior to the Reprice Date, adjusted for any reserve requirement and any subsequent costs arising from a change in government regulation, such rate rounded up to the nearest one-sixteenth percent and such rate to be reset monthly on each Reprice Date. The term “New York Banking Day” means any date (other than a Saturday or Sunday) on which commercial banks are open for business in New York, New York. The term “Reprice Date” means the first day of each month. If the initial Revolving Loan under this Agreement is made other than on the Reprice Date, the initial one-month LIBOR rate shall be that one-month LIBOR rate in effect two New York Banking Days prior to the date of the initial advance, which rate plus the percentage described above shall be in effect until the next Reprice Date. Notwithstanding the foregoing, in the event the Bank determines (which determination shall be conclusive absent manifest error) that (A) the interest rate applicable to the Revolving Loans is not ascertainable or does not adequately and fairly reflect the cost of making or maintaining the

Revolving Loans and such circumstances are unlikely to be temporary, (B) ICE Benchmark Administration (or any Person that takes over the administration of such rate) discontinues its administration and publication of interest settlement rates for deposits in Dollars, or (C) the supervisor for the administrator of such interest settlement rate or a governmental authority having jurisdiction over the Bank has made a public statement identifying a specific date after which such interest settlement rate shall no longer be used for determining interest rates for loans, then the Bank shall determine an alternate rate of interest to the LIBOR rate described above that gives due consideration to the then prevailing market convention for determining a rate of interest for comparable bank-originated commercial loans in the United States at such time and, if necessary, the Bank and the Borrower shall enter into an amendment to this Agreement to reflect such alternate rate of interest and such other related changes to this Agreement as may be applicable. Such alternate rate shall be adjusted for any reserve requirement and any subsequent costs arising from a change in government regulation. Until an alternate rate of interest shall be determined in accordance with this Section 2.4(a), interest on each Revolving Loan hereunder shall accrue at the Prime Rate plus the Applicable Margin. If the alternate rate of interest determined pursuant to this Section 2.4(a) shall be less than zero, such rate shall be deemed to be zero for the purposes of this Agreement. The Bank's internal records of applicable interest rates (including without limitation the Bank’s designation of any successor interest rate index if the rate index described above shall become temporarily unavailable or cease to exist) shall be determinative in the absence of manifest error.
(b)    Interest Rate on the Term Loan. The unpaid principal balance of the Term Loan will accrue interest on the amount of the unpaid principal balance of the Term Loan as selected by the Borrower upon a minimum of two New York Banking Days prior notice, at the per annum rate equal to the Applicable Margin plus the greater of (i) zero percent (0.0%) and (ii) the one-month LIBOR rate quoted by Bank from Reuters Screen LIBOR01 Page or any successor thereto, which shall be that one-month LIBOR rate in effect two New York Banking Days prior to the Reprice Date, adjusted for any reserve requirement and any subsequent costs arising from a change in government regulation, such rate rounded up to the nearest one-sixteenth percent and such rate to be reset monthly on each Reprice Date. Notwithstanding the foregoing, in the event the Bank determines (which determination shall be conclusive absent manifest error) that (A) the interest rate applicable to the Term Loan is not ascertainable or does not adequately and fairly reflect the cost of making or maintaining the Term Loan and such circumstances are unlikely to be temporary, (B) ICE Benchmark Administration (or any Person that takes over the administration of such rate) discontinues its administration and publication of interest settlement rates for deposits in Dollars, or (C) the supervisor for the administrator of such interest settlement rate or a governmental authority having jurisdiction over the Bank has made a public statement identifying a specific date after which such interest settlement rate shall no longer be used for determining interest rates for loans, then the Bank shall determine an alternate rate of interest to the LIBOR rate described above that gives due consideration to the then prevailing market convention for determining a rate of interest for comparable bank-originated commercial loans in the United States at such time and, if necessary, the Bank and the Borrower shall enter into an amendment to this Agreement to reflect such alternate rate of interest and such other related changes to this Agreement as may be applicable. Such alternate rate shall be adjusted for any reserve requirement and any subsequent costs arising from a change in government regulation. Until an alternate rate of interest shall be determined in accordance with this Section 2.4(b), interest on the Term Loan hereunder shall accrue at the Prime Rate plus the Applicable Margin. If the alternate rate of interest determined pursuant to this Section 2.4(b) shall be less than zero, such rate shall be deemed to be zero for the purposes of this Agreement. The Bank's internal records of applicable interest rates (including without limitation the Bank’s designation of any successor interest rate index if the rate index described above shall become temporarily unavailable or cease to exist) shall be determinative in the absence of manifest error.
(c)    Interest Upon Event of Default. Upon the occurrence of any Event of Default, each Revolving Loan shall, at the option of the Bank (or, in the case of an Event of Default under Section 7.1(f), (g) or (h), automatically upon the occurrence of such Event of Default), bear interest until paid in full at the rate otherwise applicable thereto plus 2.0%.
(d)    Records of Interest Rates. The Bank’s internal records of applicable interest rates shall be determinative in the absence of manifest error.
2.6.    Section 2.5 - Repayment. Section 2.5 of the Credit Agreement is amended in its entirety to read as follows:
Section 2.5    Payment of Interest; Repayment of Principal. Interest and principal upon the Loans shall be paid as follows:
(a)    Payment of Interest. Interest on the Revolving Loans shall be payable (i) with respect to all Revolving Loans, on May 31, 2016, and on the last day of each month occurring thereafter; (ii) with respect to all Revolving Loans, upon any permitted prepayment (on the amount prepaid); and (iii) with respect to all Revolving Loans, on the Termination Date; provided that interest under Section 2.4(c) shall be payable on demand. Interest on the Term Loan shall be paid (i) on July 31, 2019, and on the last day of each month occurring thereafter; (ii)  upon any permitted prepayment (on the amount prepaid); and (iii)  on the Term Loan Termination Date; provided that interest under Section 2.4(c) shall be payable on demand.
(b)    Payment of Principal. Principal of the Revolving Loan shall be paid on the Termination Date. Principal on the Term Loan shall be paid quarterly, commencing on September 30, 2019, and on the last day of each December, March, June and September occurring thereafter, in quarterly installments in the amount of

$2,500,000 each, with the unpaid remaining principal balance to be paid in full on the Term Loan Termination Date.
2.7.    Section 2.6 – Prepayments of Loans. Section 2.6 of the Credit Agreement is amended in its entirety to read as follows:
Section 2.6.    Prepayments. The Borrower may pay the Revolving Loans at its option at any time without premium or penalty. The Borrower may pay or prepay the Term Loan at its option at any time without premium or penalty. All prepayments of the Loans shall be in a minimum amount of $100,000 or, if less, in the remaining entire principal balance of the Loan being prepaid. All prepayments applied to the Term Loan shall be applied to the scheduled principal payments on the Term Loan in the inverse order of their maturities. Amounts paid or prepaid on the Term Loan may not be reborrowed. Any such prepayment of any Loan must be accompanied by payment of accrued and unpaid interest on the amount prepaid. Amounts paid (unless following an acceleration or upon termination of the Revolving Commitment in whole) or prepaid on the Revolving Loans under this Section may be reborrowed upon the terms and subject to the conditions and limitations of this Agreement.
2.8.    Sections 2.7 and 2.8 – Computation and Payments. Sections 2.7 and 2.8 of the Credit Agreement are amended in its entirety to read as follows:
Section 2.7.    Computation. Interest on the Loans and the Revolving Commitment Fees shall be computed on the basis of actual days elapsed and a year of 360 days.
Section 2.8    Payments. Payments and prepayments of principal of, and interest on, the Notes and all fees, expenses and other obligations under this Agreement payable to the Bank shall be made without setoff or counterclaim in Immediately Available Funds not later than 3:00 p.m. (Cincinnati, Ohio time) on the dates called for under this Agreement and the Notes to the Bank at its office in Cincinnati, Ohio. Funds received after such time shall be deemed to have been received on the next Banking Day. Whenever any payment to be made hereunder or on the Notes shall be stated to be due on a day which is not a Banking Day, such payment shall be made on the next succeeding Banking Day and such extension of time, in the case of a payment of principal, shall be included in the computation of any interest on such principal payment.
2.9.    Section 2.10 – Use of Proceeds. Section 2.10 of the Credit Agreement is amended in its entirety to read as follows:
Section 2.10 Use of Loan Proceeds. The proceeds of the Revolving Loans shall be used for working capital, capital injections, stock buybacks, acquisitions and general corporate purposes. The proceeds of the Term Loan shall be used to pay the outstanding principal balance of the Revolving Loans in full as of the effective date of the Fourth Amendment, and thereafter for working capital and general corporate purposes Without limitation of the above sentence, the Borrower will not request any Loan, and the Borrower shall not use, and the Borrower shall ensure that its Subsidiaries, and its or their respective directors, officers, employees and agents shall not use, any Loan (a) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Anti-Corruption Laws or (b) in any manner that would result in the violation of any applicable Sanctions. The Borrower shall not, nor shall it permit any Subsidiary to, utilize any of the proceeds of the Loans in violation of Regulation U or X of the Board.
2.10.    Sections 2.11 and 2.12 - Yield Protection and Capital Adequacy. Sections 2.11 and 2.12 of the Credit Agreement are amended in their entireties to read as follows:
Section 2.11    Yield Protection. If, on or after the date of this Agreement, the adoption of any law or any governmental or quasi-governmental rule, regulation, policy, guideline or directive (whether or not having the force of law), or any change in the interpretation, promulgation, implementation or administration thereof by any governmental or quasi-governmental authority, central bank or comparable agency charged with the interpretation or administration thereof including, notwithstanding the foregoing, all requests, rules, guidelines or directives in connection with Dodd-Frank Wall Street Reform and Consumer Protection Act regardless of the date enacted, adopted or issued, or compliance by the Bank with any request or directive (whether or not having the force of law) of any such authority, central bank or comparable agency:
(a)    subjects the Bank to any Taxes, or changes the basis of taxation of payments (other than with respect to Excluded Taxes) to the Bank in respect of the Loans, or
(b)    imposes or increases or deems applicable any reserve, assessment, insurance charge, special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by, the Bank (other than reserves and assessments taken into account in determining the interest rate), or
(c)    imposes any other condition the result of which is to increase the cost to the Bank of making, funding or maintaining the Loans, or reduces any amount receivable by the Bank in connection with the Loans, or requires the Bank to make any payment calculated by reference to the amount of the Loans, by an amount deemed material by the Bank, and the result of any of the foregoing is to increase the cost to the Bank of making or maintaining the Loans or Revolving Commitment or to reduce the return received by the Bank in connection with the Loans or Revolving Commitment, then, within 15 days after demand by the Bank, the Borrower shall pay the Bank such additional amount or amounts as will compensate the Bank for such increased cost or reduction in amount received, provided that the Borrower shall not be required to compensate the Bank pursuant to this Section 2.11 for any increased cost or reduction in return received suffered more than 180 days prior to the date that the Bank notifies the Borrower of any of the circumstances described above giving rise to such increased cost or reduction in return and of the Bank’s intention to claim compensation therefor; provided further, that if any of the circumstances described above giving rise to such increased cost or reduction in return is retroactive, then the 180-day period referred to above shall be extended to include the period of retroactive effect thereof. A certificate as to such amount delivered to the Borrower by the Bank shall be conclusive absent manifest error. “Excluded Taxes” means any (a) taxes imposed on or measured in whole or in part by revenue, net income, capital, or net worth of the Bank and franchise or other taxes imposed in lieu thereof by any jurisdiction in which the Bank is organized or incorporated, maintains its principal office, or is doing business, and (b) any branch profits taxes imposed by the United States or any similar tax imposed by any other jurisdiction in which the Bank is located. “Taxes” means any and all present or future taxes, levies, imposts, deductions, charges, or withholdings, and all liabilities with respect thereto, excluding Excluded Taxes.
Section 2.12    Changes in Capital Adequacy Regulations. If the Bank determines the amount of capital required or expected to be maintained by the Bank, or any corporation controlling the Bank, is increased as a result of a Change, then, within 15 days after demand by the Bank, the Borrower shall pay the Bank the amount necessary to compensate for any shortfall in the rate of return on the portion of such increased capital that the Bank determines is attributable to this Agreement, the Loans, or the Revolving Commitment (after taking into account the Bank’s policies as to capital adequacy), provided that the Borrower shall not be required to compensate the Bank pursuant to this Section 2.12 for any increased cost or reduction in amount received suffered more than 180 days prior to the date that the Bank notifies the Borrower of the Change giving rise to such shortfall and of the Bank’s intention to claim compensation therefor; provided further, that if the Change is retroactive, then the 180-day period referred to above shall be extended to include the period of retroactive effect thereof. “Change” means (a) any change after the date of this Agreement in the Risk-Based Capital Guidelines or (b) any adoption of or change in any other law, governmental or quasi-governmental rule, regulation, policy, guideline, interpretation, or directive (whether or not having the force of law) or in the interpretation, promulgation, implementation or administration thereof after the date of this Agreement that affects the amount of capital required or expected to be maintained by the Bank or any corporation controlling the Bank. A certificate as to such amount delivered to the Borrower by the Bank shall be conclusive absent manifest error. Notwithstanding the foregoing, for purposes of this Agreement, all requests, rules, guidelines or directives in connection with the Dodd-Frank Wall Street Reform and Consumer Protection Act shall be deemed to be a Change regardless of the date enacted, adopted or issued and all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States financial regulatory authorities shall be deemed to be a Change regardless of the date adopted, issued, promulgated or implemented. “Risk-Based

Capital Guidelines” means (x) the risk-based capital guidelines in effect in the United States on the date of this Agreement, including transition rules, and (y) the corresponding capital regulations promulgated by regulatory authorities outside the United States including transition rules, and any amendments to such regulations adopted prior to the date of this Agreement.
2.11.    Article IV – Introductory Paragraph. The term “Revolving Loans” as it appears in the introductory paragraph of Article IV of the Credit Agreement is amended to read “Loans.”
2.12.    Section 4.1 and 4.2 – Certain Representations. The term “Note” as it appears in Sections 4.1 and 4.2 of the Credit Agreement is amended to read “Notes.”
2.13.    Section 4.17 – Disclosure. Section 4.17 of the Credit Agreement is amended in its entirety to read as follows:
Section 4.17    Full Disclosure, Beneficial Ownership.
(a)    Full Disclosure. Subject to the following sentence, neither the financial statements nor the call reports and other regulatory reports referred to in Section 5.1 nor any other certificate, written statement, exhibit or report furnished by or on behalf of the Borrower in connection with or pursuant to this Agreement contains any untrue statement of a material fact or omits to state any material fact necessary in order to make the statements contained therein not misleading. Certificates or statements furnished by or on behalf of the Borrower or any Subsidiary to the Bank consisting of projections or forecasts of future results or events have been prepared in good faith and based on good faith estimates and assumptions of the management of the Borrower or such Subsidiary, and the Borrower has no reason to believe that such projections or forecasts are not reasonable.
(b)    The information included in the most recent Beneficial Ownership Certification delivered to the Bank, if any, is true and correct in all respects.
2.14.    Articles V and VI – Introductory Paragraphs. The term “Note” as it appears in the introductory paragraphs of Article V and Article VI of the Credit Agreement is amended to read “Notes.”
2.15.    Section 5.1 – Additional Disclosure Information. Section 5.1 of the Credit Agreement is amended to add thereto the following clause (o):
(o)    Any change in the information provided in the most recent Beneficial Ownership Certification delivered to the Bank, if any, that would result in a change to the list of beneficial owners identified in parts (c) or (d) of such certification.

2.16.    Section 6.5 – Loan Proceeds Use. Section 6.5 of the Credit Agreement is amended in its entirety to read as follows:
Section 6.5    Loan Proceeds. The Borrower will not, nor will the Borrower permit any Subsidiary to, use any part of the proceeds of any Loan directly or indirectly, and whether immediately, incidentally or ultimately, (a) to purchase or carry margin stock (as defined in Regulation U of the Board) or to extend credit to others for the purpose of purchasing or carrying margin stock or to refund Indebtedness originally incurred for such purpose or (b) for any purpose which entails a violation of the provisions of Regulations U or X of the Board.
2.17.    Section 6.15 – NPA to Tangible Capital Ratio. Section 6.15 of the Credit Agreement is amended in its entirety to read as follows:
Section 6.15    Non-Performing Assets to Tangible Capital Ratio. The Borrower will not permit (a) the ratio of Non-Performing Assets to Tangible Capital of any Subsidiary Bank (expressed as a percentage), as of the last day of each fiscal quarter ending (i) on and after June 30, 2016, to and including the fiscal quarter ending on March 31, 2019, to be greater than 20.00%, and (ii) on and after June 30, 2019, to be greater than 15.00%, and (b) the ratio of Non-Performing Assets to Tangible Capital of the Borrower on a consolidated basis with its Subsidiaries (expressed as a percentage), as of the last day of each fiscal quarter ending (i) on and after June 30, 2016, to and including the fiscal quarter ending on March 31, 2019, to be greater than 20.00%, and (ii) on and after June 30, 2019, to be greater than 15.00%.
2.18.    Section 6.16 – Loan Loss Reserves to NPL Ratio. Section 6.16 of the Credit Agreement is amended in its entirety to read as follows:
Section 6.16    Loan Loss Reserves to Non-Performing Loans Ratio. The Borrower will not permit (a) the Loan Loss Reserves to Non-Performing Loans Ratio of any Subsidiary Bank (expressed as a percentage), as of the last day of each fiscal quarter ending (i) on and after June 30, 2016, to and including the fiscal quarter ending on March 31, 2019, to be less than 50.00%, and (ii) on and after June 30, 2019, to be less than 60.00%, and (b) the Loan Loss Reserves to Non-Performing Loans Ratio of the Borrower on a consolidated basis with its Subsidiaries (expressed as a percentage), as of the last day of each fiscal quarter ending (i) on and after June 30, 2016, to and including the fiscal quarter ending on March 31, 2019, to be less than 50.00%, and (ii) on and after June 30, 2019, to be less than 60.00%.
2.19.    Section 6.17 – Total Risk Based Capital. Section 6.17 of the Credit Agreement is amended in its entirety to read as follows:
Section 6.17    Total Risk-Based Capital. The Borrower will not permit the Total Risk-Based Capital Ratio of the Borrower and its Subsidiaries, on a consolidated basis, as of the last day of each fiscal quarter ending (i) on and after June 30, 2016, to and including the fiscal quarter ending on March 31, 2019, to be less than 13.00%, and (ii) on and after June 30, 2019, to be less than 12.00%.
2.20.    Sections 7.1(a), 7.2, 8.5, 8.8 and 8.11-Use of the term “Note”. The term “Note” as it appears in Sections 7.1(a), 7.2, 8.5, 8.8 and 8.11 of the Credit Agreement is amended to read “Notes.”
2.21.    Section 8.3 – Certain Waivers. The phrase “the Note” as it appears in Section 8.3 of the Credit Agreement is amended to read “any Note.”
2.22.    Section 8.6 – Successors and Assigns; Participations; Purchasing Banks. Section 8.6 of the Credit Agreement is amended in its entirety to read as follows:
Section 8.6. Successors and Assigns; Participations; Purchasing Banks.
(a)    This Agreement shall be binding upon and inure to the benefit of the Borrower, the Bank, all future holders of any Note, and their respective successors and assigns, except that the Borrower may not assign or transfer any of its rights or obligations under this Agreement without the prior written consent of the Bank.
(b)    The Bank may, in the ordinary course of its commercial banking business and in accordance with applicable law, at any time sell to one or more Persons (“Participants”) participating interests in a minimum amount of $500,000 in the Loans or other Obligations owing to the Bank, any Note, or any other interest of the Bank hereunder. In the event of any such sale by the Bank of participating interests to a Participant, (i) the Bank’s obligations under this Agreement to the other parties to this Agreement shall remain unchanged, (ii) the Bank shall remain solely responsible for the performance thereof, (iii) the Bank shall remain the holder of the applicable Note for all purposes under this Agreement, (iv) the Borrower shall continue to deal solely and directly with the Bank in connection with the Bank’s rights and obligations under this Agreement, (v) the Bank shall provide the Borrower with notice of the sale of such participation; and (vi) the agreement pursuant to which such Participant acquires its participating interest herein shall provide that the Bank shall retain the sole right and responsibility to enforce the Obligations, including, without limitation the right to consent or agree to any amendment, modification, consent or waiver with respect to this Agreement or any other Loan Document, provided that such agreement may provide that the Bank will not, without the prior consent of such Participant, consent or agree to any such amendment, modification, consent or waiver which would (A) extend the maturity of any Obligation, (B) postpone any scheduled payment of principal or interest, (C) reduce the rates of interest or fees required under this Agreement, (D) reduce any guaranty of the Obligations or (E) release all or substantially all Collateral subject to any security interest under any Loan Document unless such release is requested in connection with a disposition of assets permitted under the Loan Documents. The Borrower agrees that if amounts outstanding under this Agreement, any Note, or any other Loan Document are due and unpaid, or shall have been declared or shall have become due and payable upon the occurrence of an Event of Default, each Participant shall be deemed to have, to the extent permitted by applicable law, the right of setoff in respect of its participating interest in amounts owing under this Agreement and any Note or any other Loan Document to the same extent as if the amount of its participating interest were owing directly to it as the Bank under this Agreement, any Note or any other Loan Document. The Borrower also agrees that each Participant shall be entitled to the benefits of Sections 2.11, 2.12 and 8.2 with respect to its participation in any Loan, provided, that no Participant shall be entitled to receive any greater amount pursuant to such subsections than the Bank would have been entitled to receive in respect of the amount of the participation transferred by the Bank to such Participant had no such transfer occurred.
(c)    The Borrower shall not be liable for any costs incurred by the Bank in effecting any participation under subparagraph (b) of this subsection.
(d)    The Bank may disclose to any of its successors or assigns of the Bank’s interests in the Revolving Commitment, the Loans, the Notes or any other Loan Document (an “Assignee”) or Participant and to any prospective Assignee or Participant any and all financial information in the Bank’s possession concerning the Borrower or any of its Subsidiaries (if any) which has been delivered to the Bank by or on behalf of the Borrower or any of its Subsidiaries pursuant to this Agreement or which has been delivered to the Bank by or on behalf of the Borrower or any of its Subsidiaries in connection with the Bank’s credit evaluation of the Borrower or any of its Subsidiaries prior to entering into this Agreement, provided that prior to disclosing such information, the Bank shall first obtain the written agreement of such prospective Assignee or Participant to comply with the provisions of Section 8.7.
(e)    Notwithstanding any other provision in this Agreement, the Bank may at any time create a security interest in, or pledge, all or any portion of its rights under and interest in this Agreement and any note held by it in favor of any federal reserve bank in accordance with Regulation A of the Board or U. S. Treasury Regulation 31 CFR § 203.14, and such Federal Reserve Bank may enforce such pledge or security interest in any manner permitted under applicable law.
2.23.    Section 8.11. Use of the term “Revolving Loans.” The term “Revolving Loans” as it appears in Section 8.11 of the Credit Agreement is amended to read “Loans.”
2.24.    Section 8.17 – Interest Rate Limitation. Section 8.17 of the Credit Agreement is amended in its entirety to read as follows:
Section 8.17.    Interest Rate Limitation. Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Loan, together with all fees, charges and other amounts that are treated as interest on such Loan under applicable law (collectively, the “Charges”), shall exceed the maximum lawful rate (the “Maximum Rate”) that may be contracted for, charged, taken, received or reserved by the Bank in accordance with applicable law, the rate of interest payable in respect of such Loan hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charges that would have been payable in respect of such Loan but were not payable as a result of the operation of this Section shall be cumulated and the interest and Charges payable to the Bank in respect of other Loans or periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the Federal Funds Effective Rate to the date of repayment, shall have been received by the Bank.
2.25.    Revolving Note. Exhibit A to the Credit Agreement, in the form of Exhibit A-1 to this Amendment, is amended in its entirety to read as set forth in Exhibit A-1 hereto.
2.26.    Term Note. Exhibit A-2, in the form of Exhibit A-2 to this Amendment, is added to the Credit Agreement as Exhibit A-2 thereto.
2.27.    Exhibit D. Exhibit D to the Credit Agreement is amended in its entirety to read as set forth in Exhibit D to this Amendment.
Section 3.    Effectiveness of Amendment; Post Closing Obligation. The amendments in this Amendment shall become effective upon delivery by the Borrower of, and compliance by the Borrower with, the following:
3.1.    This Amendment duly executed by the Borrower.
3.2.    The Revolving Note in the amount of $15,000,000 duly executed by the Borrower.
3.3.    The Term Note in the amount of $50,000,000 duly executed by the Borrower.
3.4.    A certificate of a Secretary or Assistant Secretary of the Borrower dated as of the date of this Amendment (the “Certificate”) and certifying as to the following:
(a)    A true and correct copy of the Borrower’s Resolutions of the Executive Committee of the Board of Directors of the Borrower duly adopted on June 20, 2019 (the “Resolutions”) authorizing the execution and delivery by the Borrower of this Amendment, the $15,000,000 Revolving Note, the $50,000,000 Term Note and such other documents and instruments as the Bank may request, and that the Resolutions remain in full force and effect and there has been no change in or revocation of the authority granted to the officers of the Borrower therein.
(b)    That the Officer’s Certificate contains the incumbency, names, titles, and signatures of the Borrower’s officers authorized on behalf of the Borrower to execute this Amendment, the $15,000,000 Revolving Note, the $50,000,000 Term Note, and such other documents and instruments as the Bank may request.
(c)    True and accurate copies of the Borrower’s articles of incorporation, code of regulations or bylaws.

3.5.    A facility fee for the Term Loan in the amount of $50,000.
3.6.    An opinion of counsel in form and substance reasonably acceptable to the Bank.
3.7.    A good standing certificate from the Secretary of State of the State of Ohio dated not more than 30 days prior to the date of this Amendment.
3.8.    The Borrower shall have satisfied such other conditions as specified by the Bank, including payment of all unpaid legal fees and expenses incurred by the Bank through the date of this Amendment in connection with the Credit Agreement and the Amendment Documents (as defined below).
In addition to these conditions to effectiveness of this Amendment, the Borrower agrees to deliver a Certificate of Corporate Existence with respect to Park National Bank on or before July 15, 2019.
Section 4.    Representations, Warranties, Authority, No Adverse Claim.
4.1.    Reassertion of Representations and Warranties, No Default. The Borrower hereby represents that on and as of the date hereof and after giving effect to this Amendment (a) all of the representations and warranties in the Credit Agreement are true, correct, and complete in all respects as of the date hereof as though made on and as of such date, except for changes permitted by the terms of the Credit Agreement, as amended by this Amendment and (b) there will exist no Default or Event of Default under the Credit Agreement as amended by this Amendment on such date that the Bank has not waived.
4.2.    Authority, No Conflict, No Consent Required, Enforceability. The Borrower represents and warrants that it has the power, legal right, and authority to enter into this Amendment and has duly authorized as appropriate the execution and delivery of this Amendment and all other agreements and documents (collectively, the “Amendment Documents”) executed and delivered by the Borrower in connection therewith by proper corporate action, and none of the Amendment Documents and the agreements therein contravenes or constitutes a default under any agreement, instrument, or indenture to which the Borrower is a party or a signatory, any provision of the Borrower’s articles of incorporation or code of regulations, or any other agreement or requirement of law, or results in the imposition of any Lien on any of its property under any agreement binding on or applicable to the Borrower or any of its property except, if any, in favor of the Bank. The Borrower represents and warrants that no consent, approval, or authorization of or registration or declaration with any Person, including but not limited to any governmental authority, is required in connection with the execution and delivery by the Borrower of the Amendment Documents or other agreements and documents executed and delivered by the Borrower in connection therewith or the performance of obligations of the Borrower therein described, except for those that the Borrower has obtained or provided and as to which the Borrower has delivered certified copies of documents evidencing each such action to the Bank. The Borrower represents and warrants that the Amendment Documents constitute the legal, valid and binding obligations of the Borrower, enforceable against the Borrower in accordance with their terms, subject to limitations as to enforceability which might result from bankruptcy, insolvency, moratorium and other similar laws affecting creditors’ rights generally and subject to limitations on the availability of equitable remedies.
4.3.    No Adverse Claim. The Borrower warrants, acknowledges, and agrees that no events have taken place and no circumstances exist at the date hereof that would give the Borrower a basis to assert a defense, offset, or counterclaim to any claim of the Bank with respect to the Obligations.
Section 5.    Affirmation of Credit Agreement, Further References. The Bank and the Borrower each acknowledge and affirm that the Credit Agreement, as hereby amended, is hereby ratified and confirmed in all respects and all terms, conditions, and provisions of the Credit Agreement, except as amended by this Amendment, shall remain unmodified and in full force and effect. All references in any document or instrument to the Credit Agreement are hereby amended to refer to the Credit Agreement as amended by this Amendment.
Section 6.    Merger and Integration, Superseding Effect. This Amendment, from and after the date hereof, embodies the entire agreement and understanding between the parties hereto and supersedes and has merged into this Amendment all prior oral and written agreements on the same subjects by and between the parties hereto with the effect that this Amendment shall control with respect to the specific subjects hereof and thereof.
Section 7.    Severability. Whenever possible, each provision of this Amendment and the other Amendment Documents and any other statement, instrument, or transaction contemplated thereby or relating thereto shall be interpreted so as to be effective, valid, and enforceable under the applicable law of any jurisdiction, but if any provision of this Amendment, the other Amendment Documents, or any other statement, instrument or transaction contemplated thereby or relating thereto is held to be prohibited, invalid, or unenforceable under the applicable law, such provision shall be ineffective in such jurisdiction only to the extent of such prohibition, invalidity, or unenforceability, without invalidating or rendering unenforceable the remainder of such provision or the remaining provisions of this Amendment, the other Amendment Documents, or any other statement, instrument or transaction contemplated thereby or relating thereto in such jurisdiction, or affecting the effectiveness, validity, or enforceability of such provision in any other jurisdiction.
Section 8.    Successors. The Amendment Documents shall be binding upon the Borrower, the Bank, and their respective successors and assigns and shall inure to the benefit of the Borrower, the Bank, and the Bank’s successors and assigns.
Section 9.    Legal Expenses. As provided in Section 8.2 of the Credit Agreement, the Borrower shall pay or reimburse the Bank, upon execution of this Amendment, for all reasonable out-of-pocket expenses paid or incurred by the Bank, including filing and recording costs and fees, charges and disbursements of outside counsel to the Bank and/or the allocated costs of in-house counsel incurred from time to time, in connection with the Credit Agreement, including in connection with the negotiation, preparation, execution, collection, and enforcement of the Amendment Documents and all other documents negotiated, prepared, and executed in connection with the

Amendment Documents, and in enforcing the obligations of the Borrower under the Amendment Documents, and to pay and save the Bank harmless from all liability for any stamp or other similar taxes that may be payable with respect to the execution or delivery of the Amendment Documents, which obligations of the Borrower shall survive any termination of the Credit Agreement.
Section 10.    Headings. The headings of various sections of this Amendment have been inserted for reference only and shall not be deemed to be a part of this Amendment.
Section 11.    Counterparts. The Amendment Documents may be executed in several counterparts as deemed necessary or convenient, each of which, when so executed, shall be deemed an original, provided that all such counterparts shall be regarded as one and the same document.
Section 12.    Governing Law. THE AMENDMENT DOCUMENTS SHALL BE GOVERNED BY THE INTERNAL LAWS OF THE STATE OF OHIO, WITHOUT GIVING EFFECT TO CONFLICT OF LAW PRINCIPLES THEREOF, BUT GIVING EFFECT TO FEDERAL LAWS APPLICABLE TO NATIONAL BANKS, THEIR HOLDING COMPANIES, AND THEIR AFFILIATES.
Section 13.    Acknowledgement and Release. IN ORDER TO INDUCE THE BANK TO ENTER INTO THIS AMENDMENT, THE BORROWER: (A) REPRESENTS AND WARRANTS TO THE BANK THAT NO EVENTS HAVE TAKEN PLACE AND NO CIRCUMSTANCES EXIST AT THE DATE HEREOF WHICH WOULD GIVE THE BORROWER THE RIGHT TO ASSERT A DEFENSE, OFFSET OR COUNTERCLAIM TO ANY CLAIM BY THE BANK FOR PAYMENT OF THE OBLIGATIONS; AND (B) HEREBY RELEASES AND FOREVER DISCHARGES THE BANK AND ITS SUCCESSORS, ASSIGNS, DIRECTORS, OFFICERS, AGENTS, EMPLOYEES AND PARTICIPANTS FROM ANY AND ALL ACTIONS, CAUSES OF ACTION, SUITS, PROCEEDINGS, DEBTS, SUMS OF MONEY, COVENANTS, CONTRACTS, CONTROVERSIES, CLAIMS AND DEMANDS, AT LAW OR IN EQUITY, WHICH THE BORROWER EVER HAD OR NOW HAS AGAINST THE BANK OR ANY OF ITS SUCCESSORS, ASSIGNS, DIRECTORS, OFFICERS, AGENTS, EMPLOYEES OR PARTICIPANTS BY VIRTUE OF THEIR RELATIONSHIP TO THE BORROWER IN CONNECTION WITH THIS AMENDMENT, THE CREDIT AGREEMENT, THE LOAN DOCUMENTS AND TRANSACTIONS RELATED THERETO.
[The next page is the signature page.]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed as of the date and year first above written.
PARK NATIONAL CORPORATION

By: /s/ Brady T. Burt
Name: Brady T. Burt
Title: Chief Financial Officer
U.S. BANK NATIONAL ASSOCIATION

By: /s/ Chris Cavacini
Name: John “Chris” C. Cavacini
Title: Senior Vice President

[Signature Page to Fourth Amendment]

Exhibit A-1 to
Credit Agreement and
Fourth Amendment thereto

EXHIBIT A-1
FORM OF REVOLVING NOTE
$15,000,000    June 20, 2019

    Cincinnati, Ohio
FOR VALUE RECEIVED, PARK NATIONAL CORPORATION, a corporation organized under the laws of the State of Ohio, hereby promises to pay to the order of U.S. BANK NATIONAL ASSOCIATION (the “Bank”) at its main office in Cincinnati, Ohio, in lawful money of the United States of America in Immediately Available Funds (as such term and each other capitalized term used herein are defined in the Credit Agreement hereinafter referred to) on the Termination Date the principal amount of FIFTEEN MILLION DOLLARS ($15,000,000) or, if less, the aggregate unpaid principal amount of all Revolving Loans made by the Bank under the Credit Agreement, and to pay interest (computed on the basis of actual days elapsed and a year of 360 days) in like funds on the unpaid principal amount hereof from time to time outstanding at the rates and times set forth in the Credit Agreement.
This note is the Revolving Note referred to in the Credit Agreement dated as of May 18, 2016 entered into by and between the undersigned and the Bank, (as the same may be from time to time amended, restated or otherwise modified, the “Credit Agreement”). The maturity of this note is subject to acceleration upon the terms provided in said Credit Agreement.
Effective as of the date of this note, this note amends and replaces in its entirety and restates the revolving note of the Borrower to the Bank dated June 22, 2018 in the principal amount of $50,000,000 (the “Existing Note”). The terms and conditions of this note supersede, effective as of the date of this note, the terms and conditions of the Existing Note, provided, however, that the obligations incurred under the Existing Note shall continue under this note, and shall not in any circumstance be terminated, extinguished or discharged hereby but shall hereafter be governed by the terms of this note.
In the event of default hereunder, the undersigned agrees to pay all costs and expenses of collection, including reasonable attorneys’ fees. The undersigned waives demand, presentment, notice of nonpayment, protest, notice of protest and notice of dishonor.
THE VALIDITY, CONSTRUCTION AND ENFORCEABILITY OF THIS NOTE SHALL BE GOVERNED BY THE INTERNAL LAWS OF THE STATE OF OHIO WITHOUT GIVING EFFECT TO THE CONFLICT OF LAWS PRINCIPLES THEREOF, BUT GIVING EFFECT TO FEDERAL LAWS OF THE UNITED STATES APPLICABLE TO NATIONAL BANKS.
PARK NATIONAL CORPORATION
By:
Name: Brady T. Burt
Title: Chief Financial Officer

Exhibit A-1

Exhibit A-2 to
Credit Agreement and
Fourth Amendment thereto

EXHIBIT A-2

FORM OF TERM NOTE
$50,000,000    June 20, 2019

    Cincinnati, Ohio
FOR VALUE RECEIVED, PARK NATIONAL CORPORATION, a corporation organized under the laws of the State of Ohio, hereby promises to pay to the order of U.S. BANK NATIONAL ASSOCIATION (the “Bank”) at its main office in Cincinnati, Ohio, in lawful money of the United States of America in Immediately Available Funds (as such term and each other capitalized term used herein are defined in the Credit Agreement hereinafter referred to) on the Term Loan Termination Date the principal amount of FIFTY MILLION DOLLARS ($50,000,000) and to pay interest (computed on the basis of actual days elapsed and a year of 360 days) in like funds on the unpaid principal amount hereof from time to time outstanding at the rates and times set forth in the Credit Agreement.
This note is the Term Note referred to in the Credit Agreement dated as of May 18, 2016 entered into by and between the undersigned and the Bank, (as the same may be from time to time amended, restated or otherwise modified, the “Credit Agreement”). The maturity of this note is subject to acceleration upon the terms provided in said Credit Agreement.
In the event of default hereunder, the undersigned agrees to pay all costs and expenses of collection, including reasonable attorneys’ fees. The undersigned waives demand, presentment, notice of nonpayment, protest, notice of protest and notice of dishonor.
THE VALIDITY, CONSTRUCTION AND ENFORCEABILITY OF THIS NOTE SHALL BE GOVERNED BY THE INTERNAL LAWS OF THE STATE OF OHIO WITHOUT GIVING EFFECT TO THE CONFLICT OF LAWS PRINCIPLES THEREOF, BUT GIVING EFFECT TO FEDERAL LAWS OF THE UNITED STATES APPLICABLE TO NATIONAL BANKS.
PARK NATIONAL CORPORATION
By:
Name: Brady T. Burt
Title: Chief Financial Officer

Exhibit A-2

Exhibit D to
Credit Agreement and
Fourth Amendment Thereto

EXHIBIT D TO
CREDIT AGREEMENT
FORM OF COMPLIANCE CERTIFICATE
For use from and after June 30, 2019
To: U.S. Bank National Association:
THE UNDERSIGNED HEREBY CERTIFIES THAT:
(1)    I am the duly elected chief financial officer of Park National Corporation (the “Borrower”);
(2)    I have reviewed the terms of the Credit Agreement dated as of  May 18, 2016 between the Borrower and U.S. Bank National Association (as amended, the “Credit Agreement”) and I have made, or have caused to be made under my supervision, a detailed review of the transactions and conditions of the Borrower during the accounting period covered by the Attachment hereto;
(3)    The examination described in paragraph (2) did not disclose, and I have no knowledge, whether arising out of such examinations or otherwise, of the existence of any condition or event which constitutes a Default or an Event of Default (as such terms are defined in the Credit Agreement) during or at the end of the accounting period covered by the Attachment hereto or as of the date of this Compliance Certificate, except as described below (or on a separate attachment to this Compliance Certificate). The exceptions listing, in detail, the nature of the condition or event, the period during which it has existed and the action which the Borrower has taken, is taking or proposes to take with respect to each such condition or event are as follows:

(4)    Either (check one):

☐	The Immaterial Subsidiaries are the same as indicated on the most recent version of Schedule 4.18 to the Credit Agreement

☐	The current identification of Immaterial Subsidiaries is indicated on the version of Schedule 4.18 attached to this Certificate.

Exhibit D-1

The foregoing certification, together with the computations in the Attachment hereto and the call reports delivered with this Compliance Certificate in support hereof, are made and delivered this day of ____________, ____ pursuant to Section 5.1 of the Credit Agreement.
PARK NATIONAL CORPORATION
By:
Name:
Title:

ATTACHMENT TO COMPLIANCE CERTIFICATE
AS TO FINANCIAL COVENANTS AS OF ______________, ____WHICH PERTAIN
TO THE PERIOD FROM ________________, ______
TO ________________, _______
Reference to Sections and definitions of the Credit Agreement should be made for a more complete description of requirements.

Section 6.14 Regulatory Capital
The Borrower is “well capitalized” as required under 12 CFR § 325.103(b)(1)	[Yes] [No]

Each Subsidiary Bank is “well capitalized” as required under 12 CFR § 325.103(b)(1)	[Yes] [No]

To the extent the covenant is not maintained, the following Subsidiary Bank(s) [is] [are] not “well capitalized as required under 12 CFR § 325.103(b)(1)”: ___________________.

Section 6.15 Non-Performing Assets to Tangible Capital Ratio
Non-Performing Assets (Subsidiary Bank) [(b) + (c)]	___________ (a)
Non-Performing Loans	___________ (b)
OREO	___________ (c)
Tangible Capital (Subsidiary Bank) [(e) + (f) + (g) + (h) + (i) + (j) + (k) – (l)]	___________ (d)
Preferred stock	___________ (e)
Common stock	___________ (f)
Surplus	___________ (g)
Retained earnings	___________ (h)
Accumulated comprehensive income and other equity capital components	___________ (i)
Loan Loss Reserves	___________ (j)
Capital qualified notes and debentures (to the extent such instruments qualify as capital in accordance with Regulatory Reporting Principles)	___________ (k)
Goodwill and other intangible assets	___________ (l)
The ratio of Non-Performing Assets to Tangible Capital Ratio of any Subsidiary Bank [(a) / (d)] (Maximum: 15%) [Repeat for each Subsidiary Bank]	____________%

Non-Performing Assets (Borrower on a consolidated basis with its Subsidiaries) [(n) + (o)]	___________ (m)
Non-Performing Loans	___________ (n)
OREO	___________ (o)
Tangible Capital (Borrower on a consolidated basis with its Subsidiaries) [(q) + (r) + (s) + (t) + (u) + (v) + (w) – (x)]	___________ (p)
Preferred stock	___________ (q)
Common stock	___________ (r)
Surplus	___________ (s)
Retained earnings	___________ (t)
Accumulated comprehensive income and other equity capital components	___________ (u)
Loan Loss Reserves	___________ (v)
Capital qualified notes and debentures (to the extent such instruments qualify as capital in accordance with Regulatory Reporting Principles)	___________ (w)
Goodwill and other intangible assets	___________ (x)
The ratio of Non-Performing Assets to Tangible Capital of the Borrower on a consolidated basis with its Subsidiaries [(m) / (p)] (Maximum: 15%)	____________%

Section 6.16 Loan Loss Reserves to Non-Performing Loans Ratio
Loan Loss Reserves (Subsidiary Bank)	___________ (a)
Non-Performing Loans (Subsidiary Bank)	___________ (b)
Loan Loss Reserves to Non-Performing Loans Ratio of any Subsidiary Bank [(a) / (b)] (Minimum: 60%) [Repeat for each Subsidiary Bank]	____________%
Loan Loss Reserves (Borrower on a consolidated basis with its Subsidiaries)	___________ (c)
Non-Performing Loans (Borrower on a consolidated basis with its Subsidiaries)	___________ (d)
Loan Loss Reserves to Non-Performing Loans Ratio of the Borrower on a consolidated basis with its Subsidiaries [(c) / (d)] (Minimum: 60%)	____________%

Section 6.17 Total Risk-Based Capital
Total risk-based capital (Borrower and its Subsidiaries, on a consolidated basis)	___________ (a)
Total risk-weighted assets (Borrower and its Subsidiaries, on a consolidated basis)	___________ (b)
Total Risk-Based Capital Ratio of the Borrower and its Subsidiaries, on a consolidated basis [(a) / (b)]	____________%
(Minimum: 12%)

Section 6.18 Fixed Charge Coverage Ratio
Net Income of the Borrower	___________ (a)
Non-cash charges or expenses of the Borrower, including depreciation and amortization, exclusive of non-cash charges or expenses of the Borrower’s Subsidiaries	___________ (b)
Interest Expense of the Borrower, exclusive of Interest Expense of the Borrower’s Subsidiaries	___________ (c)
One-time losses of the Borrower associated with Acquisitions or dispositions of assets	___________ (d)
Restricted Payments paid or declared by the Borrower to its shareholders	___________ (e)
Non-cash income of the Borrower	___________ (f)
One-time gains of the Borrower associated with Acquisitions or dispositions of assets	___________ (g)
All required principal payments made on Indebtedness of the Borrower exclusive of principal payments by the Borrower’s Subsidiaries	___________ (h)
One-fifth of the Revolving Commitment Amount as of the date of determination	___________ (i)
Fixed Charge Coverage Ratio of the Borrower [((a) + (b) + (c) + (d) – (e) – (f) – (g)) / ((c) + (h) + (i))] (Minimum: 1.25 to 1.00)	____________%